Exhibit 99.1

Gary Thompson – Media	Jacqueline Beato – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(702) 407-6529	(702) 407-6131

Caesars Entertainment Announces Management Changes

LAS VEGAS – May 30, 2012 – Caesars Entertainment Corporation (NASDAQ: CZR) today announced that Executive Vice President and Chief Financial Officer Jonathan Halkyard will leave the company to pursue an opportunity outside of the gaming industry. Caesars has begun a search for a permanent replacement.

On an interim basis, Halkyard’s responsibilities will be assumed by other members of the company’s senior management team, including Chairman, CEO and President Gary Loveman.

“We have an experienced team of senior leaders who will oversee the finance functions and ensure that we maintain our momentum as we execute on our growth plans. We have made significant progress in improving our operations and balance sheet, and will ensure these efforts continue,” Loveman said. “Jonathan has played an important role in managing the company’s financial position and in helping us return to the public equity markets earlier this year. We thank him for his service and wish him well in his future endeavors.”

During the past several years, the company has completed multiple exchange offers and other transactions that have reduced outstanding debt by more than $5 billion and financings that have extended the company’s maturity profile and bolstered its liquidity.

About Caesars

Caesars Entertainment is the world’s most diversified casino-entertainment company. Since its beginning in Reno, Nevada, more than 74 years ago, Caesars has grown through development of new resorts, expansions, and acquisitions, and now operates casinos on four continents. The company’s resorts operate primarily under the Caesars®, Harrah’s®, and Horseshoe® brand names. Caesars also owns the World Series of Poker® and the London Clubs International family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence, and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

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